Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Goldman Sachs BDC, Inc.

We have audited the consolidated financial statements of Goldman Sachs BDC, Inc. (“the Company”) as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017 referred to in our report dated February 22, 2018 appearing in the accompanying registration statement on Form N-2. We have also previously audited the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014 (not presented herein) appearing under Item 8 of the Company’s 2015 Annual Report on Form 10-K and we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the senior securities table of Goldman Sachs BDC, Inc. as of December 31, 2017, 2016, 2015 and 2014 appearing on page 107 of this Form N-2 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 22, 2018